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                                                                      EXHIBIT 21

                        SUBSIDIARIES OF RIDGEVIEW, INC.



      Name                                        Jurisdiction of Incorporation

Ridgeview Ltd.                                         Cayman Island

Interknit, Inc.*                                       Alabama

Seneca Knitting Mills Corporation                      New York

GPM Corporation                                        New York

Seneca Knitting Mills, International                   United States Virgin
Sales, Inc.                                               Islands

A Child's View, Inc.                                   North Carolina

Ridgeview Foundation, Inc.                             North Carolina

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* Upon consummation of the Share Exchange Agreement dated August 27, 1996, by and among the shareholders of this corporation and Ridgeview, Inc., this corporation will become a subsidiary of Ridgeview, Inc.